FOR IMMEDIATE RELEASE Contact: Dan Pittard President and Chief Executive Officer 760-929-8226

RUBIO’S® RESTAURANTS, INC. ANNOUNCES HENIGMAN AS CFO EFFECTIVE JUNE 11, 2007

CARLSBAD, CA - June 11, 2007 - Rubio's Restaurants, Inc. announces that Frank Henigman has been named Chief Financial Officer of Rubio's Restaurants, Inc. (the “Company”).

The Company has completed a national executive search and has concluded Mr. Henigman to be the best candidate to lead the Company in this critical position. Mr. Henigman has served as acting CFO since May 2007. Mr. Pittard commented, “Since he has been with the Company, Frank has performed to the highest standards. We are fortunate to have someone of his caliber join our senior executive team at Rubio’s.”

Prior to joining the Company, Mr. Henigman served as Director of Accounting and Risk Control for Sumitomo Corporation of America/Pacific Summit Energy LLC located in Newport Beach, California from January 2005 to April 2006. Prior to Sumitomo, Mr. Henigman served as Director of Finance at Shell Trading Gas & Power Co. from 1998 to 2004. Mr. Henigman has a Masters of Business Administration, Finance, Magna Cum Laude, from University of Southern California and a Bachelors of Science, Business Administration, Marketing, Cum Laude, from California State University, Northridge. Mr. Henigman has earned the designation as a Certified Management Accountant (CMA), a globally recognized certification for managerial accounting and finance professionals.

Reporting to Mr. Henigman will be the Company’s Controller, Director of Strategic & Financial Planning, Information Technology and Investor Relations.

About Rubio's® Restaurants, Inc. (NASDAQ: RUBO)

Bold, distinctive, Baja-inspired food is the hallmark of Rubio's Fresh Mexican Grill. The first Rubio's® was opened in Mission Bay, a community of San Diego, in 1983 by Ralph Rubio and his father, Ray Rubio. Rubio's is credited with introducing fish tacos to Southern California and starting a phenomenon that has spread coast to coast. In addition to our chargrilled marinated chicken, slow-roasted pork carnitas and carne asada, Rubio's menu features seafood items including grilled mahi mahi and shrimp. Guacamole and a variety of salsas and proprietary sauces are made from scratch daily. The menu includes Street Tacos(SM), burritos, salads and bowls, tacos, quesadillas, HealthMex® offerings which are lower in fat and calories, and domestic and imported beer in most locations. Each restaurant design is reminiscent of the relaxed, warm and inviting atmosphere of Baja California, a coastal state of Mexico. Headquartered in Carlsbad, California, Rubio's operates, licenses or franchises more than 160 restaurants in California, Arizona, Colorado, Utah and Nevada. More information can be found at rubios.com.
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